                                  EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                USA TRUCK, INC.




                                                   Three Months Ended                       Six Months Ended
                                                        June 30                                 June 30
                                          -----------------------------------     -----------------------------------
                                               1997                1996                1997                1996
                                          ---------------     ---------------     ---------------     ---------------
Average shares outstanding                      9,358,868           9,486,620           9,352,776           9,475,748

Net effect of dilutive stock options-
 based on the treasury stock method
 using average market price                       175,427             245,383             130,841             268,867
                                          ---------------     ---------------     ---------------     ---------------
Totals                                          9,534,295           9,732,003           9,483,617           9,744,615
                                          ===============     ===============     ===============     ===============

Net income                                $     1,924,990     $       768,146     $     3,206,593     $     1,526,395
                                          ===============     ===============     ===============     ===============

Net income per share                      $          0.20     $          0.08     $          0.34     $          0.16
                                          ===============     ===============     ===============     ===============



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